Exhibit 10.67

FOURTH AMENDMENT
TO
LOAN RESTRUCTURING AND RESTATEMENT AGREEMENT

     THIS FOURTH AMENDMENT TO LOAN RESTRUCTURING AND RESTATMENT AGREEMENT, is entered into effective March 1, 2004 by and among GLOBAL MED TECHNOLOGIES, INC., a Colorado corporation (“Global Med” or the “Company”) having an address of 12600 West Colfax Avenue, Suite C420, Lakewood, CO 80215, and GLOBAL MED INTERNATIONAL LIMITED, a British Virgin Isles corporation (“GMIL”) having an address at 2601 Island Place Tower, 510 Kings’ Road, North Point, Hong Kong, and Michael I. Ruxin, M.D. (“Ruxin”), Chairman of the Board and Chief Executive Officer of Global Med.

     Whereas, pursuant to that certain Loan Restructuring and Restatement Agreement by and between Global Med and eBanker USA.com, Inc., of which GMIL is a subsidiary (“eBanker”), dated November 19, 2000, as previously amended (the “Agreement”), Global Med is required to repay $3,828,700 (three million eight hundred twenty eight thousand seven hundred dollars), which amount includes all principal, interest and other charges due under the Agreement (except for $95,717.50 in extension interest payments due on July 1, 2004), on or before March 1, 2004; and

     Whereas, by an Assignment dated July 4, 2002, eBanker assigned the Agreement to Global Med International Holdings Limited, a subsidiary of eBanker and parent company of GMIL (“GMIHL”); and

     Whereas, by an Assignment dated July 4, 2002, GMIHL assigned the Agreement to Global Med China & Asia Limited, a subsidiary of GMIL (“GMCAL”); and

     Whereas, by an Assignment dated September 19, 2003, GMCAL assigned the Agreement to GMIL; and

     Whereas, pursuant to that certain Loan and Promissory Note by and between Global Med and GMIHL dated June 18, 2002, as previously amended (the “Note”), Global Med is required to repay GMIHL $200,000 (two hundred thousand dollars), which amount includes all principal, interest and other charges due under the Agreement (except for $12,000 in extension interest payments due on July 1, 2004), on or before March 1, 2004; and

     Whereas, GMIHL has assigned the Note to GMIL; and

     Whereas, the total debt owed by Global Med to GMIL under the Agreement and the Note (except for 95717.50 in extension interest payments and accrued interest thereto due on July 1, 2004 and $12,000 in extension payments due on July 1, 2004, referenced above (the “Debt”), is $4,028,700 (four million twenty eight thousand seven hundred dollars); and

     Whereas, GMIL desires, among other things set forth herein, to convert the Debt to shares of Series AA Preferred Stock of Global Med (the “Series AA Preferred Stock”); and

     Whereas, as of February 28, 2004, Ruxin had 1,692 hours of accrued vacation and sick time with a stated value, collectively, of $283,662 (the “Accrued PTO”); and

     Whereas, in connection with this Amendment, the parties desire that the Accrued PTO be converted to Series BB Preferred Stock of Global Med (the “Series BB Preferred Stock”); and

     Whereas, pursuant the Note, Global Med commits to obtain GMIL’s written approval before committing to issue Global Med common shares, directly or through any derivative instrument, in transactions pursuant to which Global Med will receive net proceeds per share of less than $1.00 after expenses, fees and expenditure commitments; and

     Whereas, Global Med is contemplating the issuance of up to 2,000,000 shares of Global Med’s common stock at $0.40 per share in a private offering (the “Private Offering”); and

     Whereas, pursuant to this Amendment, Global Med intends to issue GMIL shares of Series AA Preferred Stock and Ruxin shares of Series BB Preferred Stock that are convertible to shares of common stock for which Global Med may receive net proceeds per share of less than $1.00 after expenses, fees and expenditure commitments; and

     Whereas, pursuant to this Amendment, GMIL desires to approve the issuance of the common stock in connection with the Private Offering and upon the conversion of the Series AA Preferred Stock and Series BB Preferred Stock.

     In Consideration of the promises, covenants, and the mutual agreements contained in this Amendment and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereby covenant and agree as follows:

1. Debt Conversion. GMIL agrees to convert $3,500,000 of the Debt to 3,500,000 shares of Series AA Preferred Stock with terms as described below.

2. Remaining Debt. The remaining amount of the Debt (the “Remaining Debt”) after conversion of $3,500,000 of the Debt to shares of Series AA Preferred Stock is $528,700 (five hundred twenty eight thousand seven hundred dollars). The Remaining Debt will be due on March 2, 2006. The Remaining Debt may not be prepaid so long as the Series AA Preferred Stock remains outstanding and unsatisfied. The Remaining Debt will accrue interest at a simple (non-compounded) rate of 15% (fifteen percent) per annum. Interest shall be paid quarterly on the first day of June, September, December and March of the respective years, commencing on June 1, 2004. The Remaining Debt will continue to be secured by the assets of Global Med as provided in the Agreement.

3. Series AA Preferred Stock. The Series AA Preferred Stock shall have the following terms:

a. The Series AA Preferred Stock shall have mandatory cash dividends that are paid quarterly on the first day of March, June, September, and December of the respective years, commencing June 1, 2004, at the following rates:

i. Dividends payable for the first year (March 1, 2004 through February 28, 2005) shall accrue and be payable at a simple (non-compounded) rate of $0.15 (fifteen cents) per annum per share of Series AA Preferred Stock outstanding.

ii. After the first year (all dates on and after March 1, 2005), dividends shall accrue and be payable at a simple (non-compounded) rate of $0.21 (twenty-one cents) per annum per share of Series AA Preferred Stock outstanding.

iii. GMIL agrees to defer the June 1, 2004 dividend payment to October 1, 2004. GMIL also agrees to defer payment of the dividends accruing from June 1, 2004 to December 31, 2004 to be paid in four equal amounts coinciding with the 2005 dividend payments.

b. Global Med shall redeem the Series AA Preferred Stock at the option of GMIL at any time after March 1, 2006 upon thirty (30) days prior written notice to Global Med at a redemption price of $1.00 per share.

c. GMIL may convert the Series AA Preferred Stock to shares of Global Med common stock at any time, upon written notice to Global Med, at the rate of two and two tenths (2.222) shares of common stock per share of Series AA Preferred Stock. Only whole shares, and no resulting fractional shares, of common stock will be issued to GMIL in connection with the conversion.

d. Global Med shall have the option, in its sole discretion, to redeem the Series AA Preferred Stock at any time, in part or in full, upon thirty (30) days prior written notice to GMIL at a redemption price of $1.00 per share of Series AA Preferred Stock, payable in cash; provided, however, that on the date of such notice, any accrued and unpaid dividends (including any accrued and unpaid dividends up to the day of redemption) on the shares of Series AA Preferred Stock being redeemed are paid prior to redemption.

e. Global Med shall redeem all outstanding Series AA Preferred Stock at a redemption price of $1.00 per share of Series AA Preferred Stock on March 1, 2009.

f. The Series AA Preferred Stock shall be senior to Global Med’s common stock and all other series of preferred stock and shall have a liquidation preference of $1.00 per share.

g. The Series AA Preferred Stock shall be entitled to one vote per share.

4. Dividend Default. In the event that the quarterly mandatory dividends on the Series AA Preferred Stock are not paid thirty (30) days after the date due, Global Med will be in default of this Agreement unless GMIL, at its election and option, shall agree to accept:

a. Payment of the dividends in shares of Series AA Preferred Stock at the rate of $1.00 per share; or

b.	Payment of the dividends in shares of Global Med’s common stock at fixed rate of the average closing market price for the ten (10) days preceding GMIL’s date of election.

or, (B) notifies Global med in writing of GMIL’s intent to defer its decision to elect either option a. or b. above, in which case GMIL shall be permitted to end its deferral and determine that Global Med is in default of the Agreement, upon written notice to Global Med, at GMIL’s sole discretion.

5. Loan Fee. Global Med agrees to pay a loan fee of $26,000 (twenty six thousand dollars) and agrees that this amount is incurred and owed upon execution. However, GMIL agrees to defer payment of the loan fee to four separate payments of $6,500 (sixty five hundred dollars) due on the first day of March, June, September, and December 2005.

6. Ruxin Guaranty. Ruxin’s personal guaranty of the loan amounts was first created in August 12, 1998. It guaranteed payment of Global Med’s loan of $1.65 million from Fronteer Capital. The guaranty was amended, reduced to $650,000, and confirmed in the Agreement. Pursuant to this Fourth Amendment, Ruxin’s guaranty shall not at any time exceed $650,000 and shall continue in effect until all of the Remaining Debt has been fully paid or satisfied.

7. Series BB Preferred Stock. Ruxin agrees to convert the Accrued PTO to 675,386 shares of Series BB Preferred Stock. The Series B Preferred Stock shall have the following terms:

a. The Series BB Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the closing market price for Global Med’s common stock for any day reaches $0.75 per share or more (regardless of whether the closing market price subsequently declines to below $0.75 per share), upon written notice to Global Med, at the rate of one (1) share of common stock per share of Series BB Preferred Stock.

b. The Series BB Preferred Stock shall be junior to the Series AA Preferred Stock and senior to Global Med’s common stock and all other series of preferred stock and shall have a liquidation preference of $0.42 per share.

8. Other Provisions.

a.

Global Med agrees to file a registration statement with the SEC and use its best efforts to register all unregistered Global Med common shares and common shares underlying derivative securities, including, but not limited to, (i) the Series AA Preferred Stock, (ii) Series BB Preferred Stock and (iii) the warrants issued to organizations affiliated with Heng Fung Holdings Limited, a parent company of Online Credit Limited, eBanker, GMIHL, GMIL and GMCAL, regardless of the owner of the common shares or derivative securities.

b.

If such a registration statement is declared effective, Global Med will use its best efforts to (i) maintain registration of all Global Med common shares registered thereunder and (ii) not allow such registration to lapse.

c.	Any future restructuring of the Remaining Debt or Series AA Preferred Stock is not a satisfaction of the Remaining Debt or Series AA Preferred Stock unless specified in writing by GMIL.

d.

GMIL agrees to waive, for a period of three months from the date of this Amendment, the requirement of Section 5(g) of the Agreement that Global Med “maintain and preserve its corporate existence, as applicable, under the laws of every jurisdiction in which it does business.”

e.

GMIL agrees to and approves the issuance of Global Med common stock in connection with the Private Offering and upon the conversion of the Series AA Preferred Stock and/or Series BB Preferred Stock for which Global Med may receive net proceeds per share of less than $1.00 after expenses, fees and expenditure commitments.

9. Indemnification. Global Med agrees to indemnify GMIL and its affiliates, including, but not limited to GMCAL, GMIHL, eBanker, Online Credit Limited, Heng Fung Singapore Ltd., and Heng Fung Holdings, Ltd, and their employees, officers, directors, and agents for any legal proceeding that results or stems from GMIL’s conversion of this debt to Series AA Preferred Stock. Provided, however, with respect to any such person who also is an officer, director or employee of Global Med, such indemnification shall be limited by and in accordance with the Colorado Business Corporation Act, Article V or Global Med’s Articles of Incorporation, as amended, and Article VI of Global Med’s Bylaws, as amended.

10. Additional Warranties and Representations.

     a. Until February 28, 2006, Global Med warrants that the Series AA Preferred Stock pursuant to this Amendment shall no longer be classified as debt liability of Global Med.

     b. Global Med and GMIL represent that they are aware that further changes to accounting rules and/or interpretations thereof by the Securities and Exchange Commission and/or under Generally Accepted Accounting Principals (“GAAP”) may cause a negative impact on Global Med’s accounting classifications, and in such event a reclassification of the Series AA Preferred Stock to debt liability of Global Med would not constitute a breach of Global Med’s warranty in sub-section a, above.

     c. Global Med warrants that it has the power and authority to enter into this amendment and the power and authority to perform all necessary corporate actions and that this amendment does not and will not contravene any contractual restrictions binding on Global Med.

     d. Global Med warrants that there is no material legal action, suit, proceeding or investigation by or before any court, panel, governmental instrumentality or agency now pending, threatened against, or affecting Global Med that has not been disclosed to GMIL. Global Med represents that it will inform and update GMIL of any such action. GMIL represents that it is aware of Global Med’s pending litigation against Don Jackson, a former employee of Global Med, and against a blood center customer of Global Med for non-payment.

11. Board of Directors. Pursuant to the Agreement, GMIL has the right to appoint 5 of 9 members of Global Med’s Board of Directors as long as the Debt remains unpaid. The Agreement is hereby amended to give GMIL the right to appoint 5 of the 9 members of Global Med’s Directors so long as the Remaining Debt remains unpaid and unsatisfied and the Series AA Preferred Stock remains outstanding and unsatisfied. Specifically, Section 3.1 of the Agreement is hereby amended and restated to read:

"3.1 Borrower's Board of Directors.

As long as the Remaining Debt remains unpaid and unsatisfied and the Series AA Preferred Stock remains outstanding and unsatisfied, Lender shall have the right to select and appoint five members to the Borrower’s Board of Directors. Borrower and its Board of Directors shall support in any election of directors by the shareholders of Borrower, those members appointed to the Board of Directors that were selected by Lender. Further, Lender shall have the right to select a replacement director for any member of the Borrower’s Board of Directors that was selected by Lender who resigned or otherwise fails to serve as a director. Borrower agrees not to increase the number of directors above nine except with Lender’s written consent.”

12. Agreement Covenants. Certain covenants contained in the Agreement are contingent on the Loan amount remaining unpaid. Since pursuant to this Amendment the Loan amount is being converted to Series AA Preferred Stock and the Remaining Debt, the Agreement is hereby amended such that the covenants contained in the Agreement shall survive as long as the Remaining Debt is unpaid and unsatisfied and the Series AA Preferred Stock remains outstanding or unsatisfied. Specifically, the first clause of Section 5.1 of the Agreement is hereby amended and restated to read:

“So long as the Remaining Debt shall remain unpaid and unsatisfied and the Series AA Preferred Stock remains outstanding and unsatisfied, Borrower covenants and agrees as follows:"

13. Lender Consent to Certain Debt. Section 5.1(c) of the Agreement is hereby amended and restated to read:

“Without the express written consent of Lender, which consent may not be unreasonably withheld, Borrower shall not enter into any contracts, agreements, leases, instruments or other documents of any kind or nature, with any third party, other that such contacts, agreements, leases, instruments or other such agreement entered into in the normal course of Borrower’s business and which do not, in the aggregate, exceed a monetary obligation on behalf of the Borrower’s business and which do not, in the aggregate, exceed a monetary obligation on behalf of Borrower in excess of $100,000.”

14.   Subject to applicable securi8ties laws, the Series AA Preferred Stock and the Remaining Debt shall be freely transferable and assignable.

All other terms of the Agreement and its prior amendments shall remain unchanged and in full force and effect.

     IN WITNESS WHEREOF, this Fourth Amendment to the Loan Restructuring and Restatement Agreement has been duly executed and delivered by and to the parties hereto effective as of the date first written.

GLOBAL MED TECHNOLOGIES, INC. By:/s/ Michael I. Ruxin, M.D. Name: Michael I. Ruxin, M.D. Title: Chairman and CEO Date: April 14, 2004	GLOBAL MED INTERNATIONAL LIMITED By: /s/ Tong Wan (Tony) Chan Name: Tong Wan (Tony) Chan Title: Director Date: April 14, 2002

/s/ Michael I. Ruxin, M.D.
Michael I. Ruxin, M.D. (individually)
Date: April 14, 2004